SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) May 30, 1996.



                                Tosco Corporation

               (Exact name of registrant as specified in charter)




   Nevada                  1-7910                  95-1865716

(State or other        (Commission               (IRS Employer
jurisdiction of         File Number)             Identification
incorporation)                                   No.)



72 Cummings Point Road, Stamford, CT             06902
- --------------------------------------------------------------
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code  203-977-1000


- ---------------------------------------------------------------------
(Former name or former address, if changed since last report.)

Item 2.   Acquisition or Disposition of Assets.

     On May 30, 1996, Tosco Corporation ("Tosco"), pursuant to an Agreement and Plan of Merger dated as of February 16, 1996, as amended (the "Merger Agreement"), by and among Tosco, The Circle K Corporation ("Circle K") and Tosco Acquisition Sub, Inc., a wholly-owned subsidiary of Tosco ("Acquisition Sub"), acquired Circle K by merger (the "Merger"). Pursuant to the Merger Agreement, Acquisition Sub was merged into Circle K and Circle K became a wholly-owned subsidiary of Tosco.

     The total number of shares of Common Stock of Tosco issued in the acquisition of Circle K was 6,492,085 shares, which includes the shares issued pursuant to the Merger and the shares issued pursuant to the Stock Sale Agreement described below. As the result of the Merger, Tosco agreed to issue
0.6162368 shares of its Common Stock for each of the 8,635,704 outstanding shares of Circle K Common Stock at the time of the Merger, for an aggregate of approximately 5,320,953 shares of Tosco Common Stock.

          Immediately prior to the Merger, Tosco acquired, for a combination of cash and Tosco Common Stock, 16,749,996 shares of Circle K Common Stock from certain stockholders of Circle K pursuant to a Stock Sale Agreement dated February 16, 1996, as amended, between Tosco and such stockholders (the "Stock Sale Agreement"). Pursuant to the Stock Sale Agreement, Tosco issued an aggregate of 1,171,132 shares of its Common Stock and paid $432,569,426 in cash.

          Circle K is the largest operator of Company-owned convenience stores in the United States and the second largest convenience store operator in the country. Circle K operates or franchises approximately 2,500 stores in 28 states, primarily located in the "sunbelt" region of the United States.

     The funds for the cash portion of the acquisition were obtained from a combination of sources, including approximately $237 million net proceeds received from a public offering of 7-5/8% Notes due 2006 of Tosco, borrowings under Tosco's amended and restated revolving credit agreement among Tosco and a group of bank lenders, for which The First National Bank of Boston acted as agent (the "New Credit Agreement"), and Tosco's available cash. The New Credit Agreement was entered into on April 8, 1996 and replaced Tosco's then existing $450 million revolving credit agreement. The New Credit Agreement converted the existing credit agreement, which was a secured, working capital revolving credit agreement which permitted borrowings based on a borrowing base, to an unsecured facility, without any borrowing base. The New Credit Agreement provides Tosco with up to $600 million of revolving credit facilities (an amount which Tosco believes is adequate to meet its liquidity demands) which is available to Tosco for working capital and general corporate purposes.

          The purchase price and all negotiations relating to the transaction were on an arm's length basis. The assets acquired by Tosco will continue to be used for the same purposes.

          The foregoing description of the Merger is qualified in its entirety by reference to the complete texts of the Merger Agreement and Stock Sale Agreement, which were filed as exhibits to Tosco's Schedule 13D dated February 23, 1996.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          Financial Statements

          The financial statements of Circle K are incorporated herein by reference to Tosco's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 25, 1996.

          Pro Forma Financial Information

          It is impracticable to file with this Report the pro forma financial information required to be filed in connection with the Merger pursuant to
Article 11 of Regulation S-X. Such pro forma financial information will be filed by amendment as soon as practicable and not later than 60 days after this Report must be filed.

          Exhibits

2.1 Agreement and Plan of Merger, dated as of February 16, 1996, among Tosco, Acquisition Sub and Circle K. Incorporated by reference to
          Exhibit 2 to Tosco's Schedule 13D dated February 23, 1996, filed with respect to Circle K.

2.2 Stock Sale Agreement, dated as of February 16, 1996, among Tosco and the selling stockholders of Circle K named therein. Incorporated by reference to Exhibit 1 to Tosco's Schedule 13D dated February 23, 1996, filed with respect to Circle K.

                                   SIGNATURES




          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                TOSCO CORPORATION


Dated:  June 10, 1996                            By:/s/ Jefferson F. Allen
                                                    ----------------------
                                                    Jefferson F. Allen,
                                                    Executive Vice President and
                                                    Chief Financial Officer

                                  Exhibit Index



Exhibit No.               Description                            Page No.

  2.1             Agreement and Plan of Merger, dated
                  as of February 16, 1996, among Tosco,
                  Acquisition Sub and Circle K.
                  Incorporated by reference to Exhibit
                  2 to Tosco's Schedule 13D dated
                  February 23, 1996, filed with respect
                  to Circle K.

  2.2             Stock Sale Agreement, dated as of
                  February 16, 1996, among Tosco and the
                  selling stockholders of Circle K named
                  therein.  Incorporated by reference to
                  Exhibit 1 to Tosco's Schedule 13D dated
                  February 23, 1996, filed with respect
                  to Circle K.